Exhibit 10.11.1

FIRST AMENDMENT
TO THE
OS THERAPIES INCORPORATED

2023 INCENTIVE COMPENSATION PLAN

WHEREAS, pursuant to Section 10(e) of the OS Therapies Incorporate 2023 Incentive Compensation Plan (the “Plan”), the Board of Directors (the “Board”) of OS Therapies Incorporated (“OS Therapies”) may amend, alter, suspend, discontinue or terminate the Plan, subject to stockholder approval of any increase in the number of Shares available under the Plan;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan; and

WHEREAS, the Board believes it would be in the best interest of OS Therapies and its stockholders to amend the Plan as provided in this First Amendment to the OS Therapies Incorporate 2023 Incentive Compensation Plan (this “Amendment”) to increase the number of Shares available under the Plan from 2,000,000 Shares to 4,000,000 Shares.

NOW, THEREFORE, in accordance with Section 10(e) of the Plan, the Plan shall be amended, subject to stockholder approval, as follows:

1. Section 4(a) of the Plan is hereby amended and restated as follows:

“(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be 4,000,000, all of which may be Incentive Stock Options. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.”

2. This Amendment shall be effective as of the date this Amendment is approved by the stockholders of OS Therapies in accordance with the applicable provisions of the Amended and Restated Bylaws of OS Therapies.

IN WITNESS WHEREOF, this Amendment to the Plan is adopted as of as of this ___ day of _________ 2024.

OS THERAPIES INCORPORATED

By:
Name:
Title: